                           SCHEDULE 14A INFORMATION

         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )


Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement                        / / Confidential, for Use of the Commission
                                                            Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                      Service Merchandise Company, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                                                                  March 11, 1996

DEAR FELLOW SHAREHOLDER:

     You are cordially invited to attend the Annual Meeting of Shareholders of Service Merchandise Company, Inc. scheduled to be held on Wednesday, April 17, 1996 at 10:00 a.m., local time, at the offices of the Company, 7100 Service Merchandise Drive, Brentwood, Tennessee. Your Board of Directors and management look forward to greeting personally those shareholders able to attend.

     At the meeting, shareholders will be asked to elect two Class I directors and approve the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1996. Information regarding these matters is set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement to which you are urged to give your prompt attention.

     It is important that your shares be represented and voted at the meeting. Whether or not you plan to attend, please take a moment to sign, date and promptly mail your proxy card in the enclosed prepaid envelope. This will not limit your right to vote in person should you attend the meeting.

     On behalf of your Board of Directors, thank you for your continued support and interest in Service Merchandise.

                                           Sincerely,
                                           /s/ Raymond Zimmerman
                                           ------------------------
                                           Raymond Zimmerman
                                           Chairman of the Board and
                                           Chief Executive Officer

                        [LOGO -- SERVICE MERCHANDISE]

                         7100 SERVICE MERCHANDISE DRIVE
                              BRENTWOOD, TN 37027

                                MAILING ADDRESS:
                                P. O. BOX 24600
                        NASHVILLE, TENNESSEE 37202-4600
                                ---------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                    TO BE HELD ON WEDNESDAY, APRIL 17, 1996
                                ---------------

     Notice is hereby given that the Annual Meeting of Shareholders of SERVICE MERCHANDISE COMPANY, INC. (hereinafter called the "Company"), will be held at the offices of the Company located at 7100 Service Merchandise Drive, Brentwood, Tennessee on Wednesday, April 17, 1996 at 10:00 a.m., local time, for the following purposes:

          (1) To elect two Class I directors to serve for a term of three years and until their successors are duly elected and qualified;

          (2) To consider and act upon a proposal to approve the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1996; and

          (3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on March 1, 1996 as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting.

     Your attention is directed to the Proxy Statement accompanying this notice for a more complete statement regarding matters to be acted upon at the Annual Meeting.

                                          By Order of the Board of Directors
                                          /s/ Glen A. Bodzy
                                          -----------------------
                                          Glen A. Bodzy
                                          Secretary

Brentwood, Tennessee
March 11, 1996

     IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AND VOTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY MAIL YOUR PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR COOPERATION IS APPRECIATED.

                       SERVICE MERCHANDISE COMPANY, INC.
                         7100 SERVICE MERCHANDISE DRIVE
                           BRENTWOOD, TENNESSEE 37027

                                MAILING ADDRESS:
                                 P.O. BOX 24600
                        NASHVILLE, TENNESSEE 37202-4600
                                ---------------

                                PROXY STATEMENT
                                ---------------

     The accompanying proxy is solicited by the Board of Directors of Service Merchandise Company, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on April 17, 1996, and any adjournments thereof, notice of which meeting is attached hereto.

     This Proxy Statement and the Company's Annual Report to Shareholders have been mailed on or about March 11, 1996 to all shareholders of record on March 1, 1996.

     The purposes of the Annual Meeting are: to elect two Class I directors; to approve the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal 1996; and to transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

     A shareholder who signs and returns a proxy in the accompanying form may revoke such proxy at any time before the authority granted thereby is exercised by attending the Annual Meeting and electing to vote in person, by filing with the Secretary of the Company a written revocation or by duly executing a proxy bearing a later date. Unless so revoked, the shares of the Company's common stock (the "Common Stock") represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with such specifications. If no specification is made, such shares will be voted FOR the election of the two Class I director nominees, and FOR the approval of the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal 1996.

     The Board of Directors knows of no other matters which are to be brought to a vote at the Annual Meeting. However, if any other matter does come before the Annual Meeting, the persons appointed in the proxy or their substitutes will vote in accordance with their best judgment on such matters.

     The Board of Directors has fixed the close of business on March 1, 1996 as the record date for the Annual Meeting. On that date, the Company had outstanding 99,718,813 shares of Common Stock. Only record holders of the Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. Holders of the Common Stock will be entitled to one vote for each share of Common Stock so held, which may be given in person or by proxy duly authorized in writing.

     The election of directors and the approval of the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1996 shall each be approved by the plurality of the votes cast by the holders of the shares of Common Stock present, or represented, and entitled to vote at the Annual Meeting.

     Pursuant to rules promulgated by the Securities and Exchange Commission, boxes and a designated blank space are provided on the proxy card for shareholders to mark if they wish to vote "for" or "against," or "withhold authority" to vote (abstain from voting) for one or more director nominees, and to vote "for" or "against," or "abstain" from voting, on any other matters submitted to the shareholders. Under applicable securities laws, Tennessee law and the Company's charter and bylaws, an abstention or withholding of authority to vote will have no effect on the outcome of the election of directors or the approval of the selection of Deloitte & Touche LLP as the Company's independent public accountants for fiscal year 1996, as each of these matters are determined by the number of votes cast. With regard to these matters, however, shares represented at the meeting by proxies containing instructions to abstain, or withholding authority to vote, will nonetheless be counted as present for purposes of determining whether a quorum exists at the Annual Meeting.

     A broker non-vote occurs when a broker holding shares registered in a street name is permitted to vote, in the broker's discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters, and the broker returns a proxy card with no vote (the "non-vote") on the non-routine matter. Under Tennessee law and the Company's charter and bylaws, broker non-votes will have no impact on any of the matters submitted to the shareholders, but shares represented by a proxy card marked with a non-vote would be counted as present for purposes of determining the existence of a quorum. Under New York Stock Exchange rules, each of the matters subject to vote by shareholders at the Annual Meeting involve matters on which a broker has the discretion to vote if instructions are not received from the client at least 10 days prior to the Annual Meeting.

     The cost of solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling and mailing this Proxy Statement. Such solicitation will be made by mail, and may also be made by the Company's officers, directors and regular employees personally or by telephone or telegram. No officers, directors or regular employees will receive additional compensation for soliciting proxies. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company has retained Kissel-Blake Inc. to assist in the solicitation at a fee of $5,000 plus reimbursement of reasonable expenses.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

     The Company's charter provides for a classified Board of Directors. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The directors are classified with respect to the time for which they shall hold office by dividing them into three classes. At each Annual Meeting, directors of the class whose term of office expires in that year are elected for a three-year term. The total number of current directors is seven, three of which were elected as Class III directors in 1995. There are two nominees for reelection as Class I directors. The three-year terms of Richard P. Crane, Jr. and Charles V. Moore expire upon the election and qualification of new directors at the Annual Meeting.

     The Board of Directors has designated Richard P. Crane, Jr. and Charles V. Moore as the two nominees for reelection as Class I directors for a term expiring at the Annual Meeting in 1999 or until their successors shall have been elected and qualified. Both Mr. Crane and Mr. Moore are currently Class I directors of the Company previously elected by the shareholders.

     Unless contrary instructions are received, it is intended that the shares represented by proxies solicited by the Board of Directors will be voted in favor of the election as directors of both Class I nominees named herein. If for any reason any nominee is not available for election, the persons named in the form of proxy have advised the Company that they will vote for such substitute nominee or nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that any of these nominees will not be available for election at the Annual Meeting, and therefore does not at this time have any substitute nominee under consideration. The information relating to the two nominees and the five directors continuing in office set forth herein has been furnished to the Company by such nominees and directors.

CLASS I NOMINEES STANDING FOR REELECTION:

                                  YEAR
                                  FIRST                                              YEAR TERM
    NAME, AGE, POSITION(S)      BECAME A           BUSINESS EXPERIENCE DURING            TO
       WITH THE COMPANY         DIRECTOR                PAST FIVE YEARS              EXPIRE IN
------------------------------  ---------    --------------------------------------  ----------
Richard P. Crane, Jr., 56         1975       Practicing Attorney; Partner, Crane &      1999
  Director                                     McCann, Santa Monica, California;
                                               Board member of North American
                                               Gaming, Inc.
Charles V. Moore, 56              1972       President and Board member of Trainer,     1999
  Director                                     Wortham & Company, Inc., Investment
                                               Counselors, New York, New York.

CURRENT DIRECTORS WHOSE TERMS HAVE NOT EXPIRED AND WHO ARE THEREFORE NOT UP FOR
REELECTION:

                                  YEAR
                                  FIRST                                              YEAR TERM
    NAME, AGE, POSITION(S)      BECAME A           BUSINESS EXPERIENCE DURING            TO
       WITH THE COMPANY         DIRECTOR                PAST FIVE YEARS              EXPIRE IN
------------------------------  ---------    --------------------------------------  ----------
R. Maynard Holt, 56               1971       President of R. Maynard Holt & Co.,        1997
  Director                                     business consulting and stock market
                                               software firm located in Nashville,
                                               Tennessee.
James E. Poole, 71                1983       President of Poole Enterprises, Inc.,      1997
  Director                                     Nashville, Tennessee from October
                                               1985.
Raymond Zimmerman, 63             1960       Chairman of the Board and Chief            1998
  Chairman of the Board and                    Executive Officer of the Company;
  Chief Executive Officer                      Board member of The Limited Stores,
                                               Columbus, Ohio.
Harold Roitenberg, 69             1990       President of Roitenberg Investments,       1998
  Director                                     Inc., Minneapolis, Minnesota; Board
                                               member of Syratech Corporation and
                                               Damark International, Inc.
Gary M. Witkin, 47                1994       President and Chief Operating Officer      1998
  President, Chief Operating                   of the Company; Vice Chairman and
  Officer and Director                         Board member, Saks Fifth Avenue
                                               1992-1994; Executive Vice-President
                                               of Dayton Hudson Corp. 1991-1992;
                                               President of the Marshall Fields
                                               division of Dayton Hudson Corp.
                                               1990-1991; Executive Vice President
                                               of Stores for Marshall Fields & Co.,
                                               1983-1990.

     A plurality of the votes cast is necessary for election of each nominee. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

BOARD OF DIRECTORS AND COMMITTEES

     To permit the Board of Directors to discharge its duties more efficiently, the Board has established three standing committees: the Compensation Committee; the Audit Committee; and the Nominating Committee.

     The Company has a Compensation Committee for the purpose of setting executive officers' salaries, determining annual incentive (bonus) compensation goals for the Company's management under the Executive Management Incentive Program and similar incentive compensation programs, reviewing and approving compensation policies and plans for officers and other key employees, reviewing and approving salary and other compensation of officers and other key employees, making recommendations to the Board of Directors with respect to the compensation of directors and administering the Company's stock-based incentive plans. The members of the Compensation Committee, all non-employee directors, are Charles V. Moore, Chairman, James E. Poole and Harold Roitenberg. The Compensation Committee held two meetings during the fiscal year ended December 31, 1995.

     The Company has an Audit Committee for the purposes of recommending the Company's independent public accountants, reviewing the scope of their engagement, consulting with such auditors, reviewing the results of the audit examination prior to finalization thereof, acting as a liaison between the Board of Directors and internal auditors and reviewing various Company policies, including those relating to accounting and internal control matters. The members of the Audit Committee, all non-employee directors, are R. Maynard Holt, Chairman, Richard P. Crane, Jr., Charles V. Moore, James E. Poole, and Harold Roitenberg. During the fiscal year ended December 31, 1995, there were four meetings of the Audit Committee.

     The Company has a Nominating Committee for the purpose of recommending nominees for election as directors of the Board of Directors. The Nominating Committee makes recommendations to the Board with regard to qualified nominees for election as directors of the Company, considers other matters pertaining to the size and composition of the Board and designates members of the Board of Directors' committees. The Nominating Committee gives appropriate consideration to qualified persons recommended by shareholders for nomination as directors, provided such recommendations are accompanied by information sufficient to permit the Nominating Committee to evaluate the qualifications and experience of the nominee. The members of the Nominating Committee are Raymond Zimmerman, Chairman, Harold Roitenberg and James E. Poole. The Nominating Committee held two meetings during the fiscal year ended December 31, 1995.

     During the fiscal year ended December 31, 1995, the Board of Directors held four regular meetings and no special meetings. All incumbent directors attended at least 75% of the aggregate number of meetings of the Board and Committees of the Board on which they serve.

DIRECTORS' COMPENSATION

     In fiscal 1995, directors not otherwise employed as officers of the Company received fees of $5,000 per quarter. Each director is entitled to receive an additional fee of $2,000 per meeting for attendance at certain special meetings. There were no special meetings during 1995. Mr. Holt, Chairman of the Audit Committee, received an additional $3,000 for the year.

     Under the Directors' Deferred Compensation Plan, implemented in 1991, directors have the option of deferring receipt of their fees until a period following their service as a director or until retirement age.

     Under the Company's 1991 Directors' Equity Plan, each director who is not an employee of the Company is entitled to receive 188 restricted shares of the Company's Common Stock annually on the date of the Annual Meeting. Each director is immediately entitled to vote the granted shares and receive any dividends or other distributions declared on the shares. Vesting of the shares occurs one year from the date of the grant. The restricted shares will vest immediately upon a director's death or disability or on the date a "change in control" is deemed to occur under the Company's Amended and Restated 1989 Employee Stock Incentive Plan (the "Stock Incentive Plan"). Each non-employee director also receives, on the date of the Annual

Meeting, options to purchase 750 shares of the Company's Common Stock under the 1991 Directors' Equity Plan. The options are exercisable in 20% installments beginning one year from the date of grant. The exercise price is the fair market value of the Company's Common Stock on the date of grant. The options expire 10 years from the date of grant. The options become immediately exercisable on a director's death or disability or on the date a "change in control" is deemed to occur under the Company's Stock Incentive Plan.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT'S STOCK OWNERSHIP

     The following table sets forth, as of January 31, 1996, certain information regarding the beneficial ownership of Common Stock by all directors of the Company, the Company's Chief Executive Officer and the four most highly compensated executive officers of the Company other than the Chief Executive Officer, and by all directors and executive officers as a group. Except as otherwise indicated, each director or officer has sole voting and investment power over the shares of Common Stock listed as beneficially owned by him.

                                                      NUMBER OF SHARES                 PERCENT OF
                         NAME                        BENEFICIALLY OWNED                 CLASS(1)
    -----------------------------------------------  ------------------                ----------
    Raymond Zimmerman..............................       5,189,390(2)
                                                          1,502,663(3)
                                                            566,280(4)
                                                     ------------------
                                                          7,258,333(5)                     7.2%
    Gary M. Witkin.................................         491,185(6)
    Richard P. Crane, Jr...........................          10,549(7)(8)
    Charles V. Moore...............................          96,334(7)(8)(9)
    James E. Poole.................................          10,815(7)(8)
    R. Maynard Holt................................           7,625(7)(8)(10)
    Harold Roitenberg..............................          28,564(7)(8)(11)
    Charles Septer.................................          92,615(12)(13)
    S. Cusano......................................          15,700(14)
    Glen A. Bodzy..................................         287,877(15)
    All directors and executive officers as a group
      (14 persons).................................       8,357,597                        8.3%

---------------

 (1) Percentages representing less than 1% of the outstanding shares of Common Stock are not shown.
 (2) Includes currently exercisable options to acquire 661,875 shares, and 14,207 shares held by the trustee under the Service Merchandise Company, Inc. Savings and Investment Plan.
 (3) Represents 1,045,696 shares owned of record by Mr. Zimmerman as trustee for five nieces and 456,967 shares as to which Mr. Zimmerman is trustee under the will of Mary K. Zimmerman.
 (4) Represents 405,000 shares owned of record by the Raymond Zimmerman Family Foundation and 161,280 shares owned of record by the Zimmerman Foundation, of which Mr. Zimmerman is a trustee.
 (5) The address for Mr. Zimmerman is 7100 Service Merchandise Drive, Brentwood, Tennessee 37027.

 (6) Consists of 12,500 shares of Common Stock, 466,185 restricted shares of Common Stock held by the Company until restrictions lapse on a graduated basis over the next four years, and exercisable options to acquire 12,500 shares.
 (7) Includes 188 restricted shares of Common Stock granted under the 1991 Directors' Equity Plan held by the Company until restrictions lapse on April 19, 1996.
 (8) Includes currently exercisable options to acquire 1,500 shares granted under the 1991 Directors' Equity Plan.
 (9) Includes 9,280 shares owned by Mr. Moore as custodian for two children.
(10) Includes 1,937 shares owned of record by Mr. Holt as trustee for the R. Maynard Holt Profit Sharing Plan, a qualified profit sharing plan under the Internal Revenue Code, 2,000 shares owned by Mr. Holt's wife and 2,000 shares owned by Mr. Holt's mother.
(11) Includes 28,564 shares owned by Roitenberg Investments, Inc., which is 100% owned by Mr. Roitenberg.
(12) Includes currently exercisable options to acquire 33,953 shares.
(13) Includes 9,542 shares held by Mr. Septer's wife (who is an employee of the Company) and 4,093 shares under currently exercisable options held by Mr. Septer's wife.
(14) Consists of currently exercisable options to acquire 15,700 shares.
(15) Includes currently exercisable options to acquire 34,548 shares.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

     To the best knowledge of the Company, as of December 31, 1995, other than Raymond Zimmerman, whose security ownership is listed in the preceding table, the only other beneficial owners of more than 5% of the outstanding shares of Common Stock are set forth in the following table:

           NAME AND ADDRESS                  NUMBER       PERCENT
          OF BENEFICIAL OWNER              OF SHARES      OF CLASS
---------------------------------------    ----------     --------
Heine Securities Corporation(1)            10,820,600        10.9%
  Michael F. Price
  51 John F. Kennedy Parkway
  Short Hills, NJ 07078
Clover Capital Management, Inc.(2)          5,389,300         5.4%
  11 Tobey Village Office Park
  Pittsford, NY 14534
State of Wisconsin Investment Board(3)      7,627,400         7.7%
  P.O. Box 7842
  Madison, WI 53707

---------------

(1) According to its most recent Schedule 13G, Heine Securities Corporation is a Delaware corporation that is a registered investment advisor under the Investment Advisors Act of 1940. Michael F. Price is the President of Heine Securities Corporation and exercises voting control and disposition power over the shares.
(2) According to its most recent Schedule 13G, Clover Capital Management, Inc. is a New York corporation that is a registered investment advisor under the Investment Advisors Act of 1940.
(3) According to its most recent Schedule 13G, the State of Wisconsin Investment Board is a government agency that manages public pension funds.

                             EXECUTIVE COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table provides information as to annual, long-term and other compensation during fiscal years 1995, 1994 and 1993 for the Company's Chief Executive Officer and the persons who, in fiscal 1995, were the other four most highly compensated executive officers of the Company (such five officers are referred to collectively as the "Named Officers"):

                                                                                          LONG-TERM
                                         ANNUAL COMPENSATION                            COMPENSATION
                             --------------------------------------------                  AWARDS
                                                                  OTHER         -----------------------------    ALL OTHER
                                                                 ANNUAL         RESTRICTED        SECURITIES      COMPEN-
                                                                 COMPEN-          STOCK           UNDERLYING       SATION
                                         SALARY      BONUS       SATION           AWARDS         OPTIONS/SARS   ------------
NAME AND PRINCIPAL POSITION  YEAR        ($)(2)       ($)          ($)            ($)(6)             (#)         ($)(7)(8)
---------------------------  ----       --------    --------    ---------       ----------       ------------   ------------
Raymond Zimmerman..........  1995       $781,575          --           --              --                --       $ 38,062
Chairman and CEO             1994        751,677          --           --              --                --         32,243
                             1993        750,000          --           --              --                --         29,590
Gary M. Witkin.............  1995        730,000    $105,000    $ 429,357(3)           --                --          4,899
President and COO            1994         80,769     105,000    1,502,167(4)    $2,812,274(5)       125,000             --
                             1993(1)         N/A         N/A           --             N/A               N/A            N/A
Charles Septer.............  1995        330,373          --           --              --            45,000          1,821
Sr. Vice President           1994        287,491          --           --              --            25,000          2,568
  Jewelry Merchandising      1993        285,804          --           --              --            20,000          4,238
S. Cusano..................  1995        316,575          --           --              --            55,000          2,308
Vice President and CFO       1994        301,680          --           --              --            25,000          3,782
                             1993        225,679          --           --              --            20,000          5,301
Glen A. Bodzy..............  1995        297,875          --           --              --            20,000          2,237
Vice President, General      1994        292,204          --           --              --            25,000          3,913
  Counsel and Secretary      1993        290,524          --           --              --            20,000          5,575

---------------

(1) Mr. Witkin's employment with the Company began on November 21, 1994.
(2) Includes for fiscal 1995 estimated amounts of $1,575, $1,773, $1,575 and $1,575 for Messrs. Zimmerman, Septer, Cusano and Bodzy, respectively, in contributions to the defined contribution plan that are to be returned to the Named Officers as a result of the application of the rules of such plan applicable to highly compensated individuals. Also includes for Mr. Zimmerman and Mr. Witkin in fiscal 1995 a non-accountable expense allowance of $30,000.
(3) Includes $250,000 for the loss in value incurred on the sale of Mr. Witkin's home in Connecticut, as well as tax reimbursements, relocation expenses, reimbursement of COBRA expenses, the use of a company car and executive medical benefits, as required by Mr. Witkin's employment agreement.
(4) Includes reimbursement of $1,484,450 in taxes paid by Mr. Witkin with respect to the grant of restricted stock (see Note 5) and reimbursement of personal legal expenses and relocation expenses as required by Mr. Witkin's employment agreement.
(5) Represents the value of 478,685 shares of restricted stock granted on November 21, 1994, at the then current market price of $5.875, pursuant to Mr. Witkin's employment agreement. Twelve thousand five hundred of these shares vested on November 21, 1995 and an additional 12,500 of these shares will vest on November 21, 1996. The remainder will vest between November 21, 1997 and November 21, 2000.

(6) The value of outstanding restricted stock awards as of December 31, 1995 is as follows:

                                                                                          NUMBER OF
                                           NAME                                            SHARES             VALUE
     ---------------------------------------------------------------------------------  -------------       ----------
     Gary M. Witkin...................................................................     466,185          $2,272,652

     Dividends are payable on restricted stock when and if paid on unrestricted stock. No dividends were paid in fiscal 1995.
(7) Represents Company contributions to the defined contribution plan and benefits derived from payments by the Company for group term life insurance. Company contributions to the defined contribution plan (net of estimated amounts to be returned to Named Officers as described in Note 2 above) were $1,125, $969, $603, $1,125 and $1,125 for Messrs. Zimmerman,
     Witkin, Septer, Cusano and Bodzy, respectively, in fiscal 1995. Company contributions to the defined contribution plan (net of amounts returned to Named Officers) were $2,823, $1,501, $2,820 and $2,820 for Messrs. Zimmerman, Septer, Cusano and Bodzy, respectively, in fiscal 1994 and $4,497 for each Named Officer in 1993 other than Mr. Witkin and Mr. Septer. A contribution of $3,185 was made to the plan for Mr. Septer in 1993. The benefits derived by Mr. Zimmerman from payments by the Company for group term life insurance were $20,428 in fiscal 1995, 1994 and 1993. The benefits derived by Messrs. Witkin, Septer, Cusano and Bodzy from payments by the Company for group term life insurance were $3,930, $1,218, $1,183 and $1,112, respectively, in fiscal 1995; $0, $1,067, $962 and $1,093, respectively, in fiscal 1994; and $0, $1,053, $804 and $1,078, respectively, in fiscal 1993.
(8) The benefits derived by Mr. Zimmerman from life insurance policies with respect to which the Company and Mr. Zimmerman are parties to split dollar agreements were $16,509, $8,992 and $4,665 for fiscal 1995, 1994 and 1993, respectively. Pursuant to these agreements, the Company is the owner of the policies. The Company paid premiums of approximately $114,166 in fiscal 1995 and, upon the payment of the policy proceeds, will receive, net of any tax liability, an amount equal to the aggregate premiums paid by the Company. The remaining policy proceeds will be paid to Mr. Zimmerman's designated beneficiaries. Mr. Zimmerman does not have any interest in the cash surrender value of the policies for which there are split dollar agreements. Either party may terminate the split dollar agreements at any time on thirty days written notice. There are no split dollar life insurance agreements for the other Named Officers.

                            OPTION/SAR GRANTS TABLE

     The following table provides information as to options granted to the five Named Officers during fiscal 1995. No separate stock appreciation rights ("SARs") were granted during fiscal 1995.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                      INDIVIDUAL GRANTS                                             POTENTIAL REALIZABLE
----------------------------------------------------------------------------------------------        VALUE AT ASSUMED
                                   NUMBER OF        % OF TOTAL                                      ANNUAL RATES OF STOCK
                                  SECURITIES       OPTIONS/SARS                                    PRICE APPRECIATION FOR
                                  UNDERLYING        GRANTED TO      EXERCISE OR                          OPTION TERM
                                 OPTIONS/SARS      EMPLOYEES IN     BASE PRICE      EXPIRATION     -----------------------
             NAME                GRANTED(#)(1)     FISCAL YEAR        ($/SH)           DATE         5%($)          10%($)
-------------------------------  -------------     ------------     -----------     ----------     --------       --------
Raymond Zimmerman..............          --              --                --              --            --             --
Gary M. Witkin.................          --              --                --              --            --             --
Charles Septer.................      45,000            2.16%          $4.6875         6/27/05      $132,657       $336,180
S. Cusano......................      55,000            2.64%           4.6875         6/27/05       162,137        410,887
Glen A. Bodzy..................      20,000            0.96%           4.6875         6/27/05        58,959        149,413

---------------

(1) Options were granted on June 27, 1995 and will vest 33.33% annually over the next three years. There are no criteria for vesting other than continued employment through the vesting dates and no other material terms of the options except as disclosed under "Change in Control Provisions Under the Company's Stock Incentive Plans."

                 OPTIONS/SAR EXERCISES AND YEAR-END VALUE TABLE

     The following table provides information as to options exercised or held by the five Named Officers during fiscal 1995. None of the Named Officers has been granted separate SARs.

    AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END
                               OPTIONS/SAR VALUES

                                                                                          NUMBER OF
                                                                                          SECURITIES           VALUE OF
                                                                                          UNDERLYING          UNEXERCISED
                                                                                         UNEXERCISED         IN-THE-MONEY
                                                        NUMBER OF                      OPTIONS/SARS AT      OPTIONS/SARS AT
                                                          SHARES                          FY-END(#)            FY-END($)
                                                       ACQUIRED ON        VALUE          EXERCISABLE/        EXERCISABLE/
                        NAME                           EXERCISE(#)     REALIZED($)     UNEXERCISABLE(1)     UNEXERCISABLE(1)
-----------------------------------------------------  ------------    ------------    ----------------     ---------------
Raymond Zimmerman....................................       --              --         661,875/ 60,000        $968,484/$0
Gary M. Witkin.......................................       --              --          12,500/ 112,500          $0/$0
Charles Septer.......................................       --              --          33,953/ 78,200      $22,644/$8,438
S. Cusano............................................       --              --          15,700/ 88,800        $0/$10,313
Glen A. Bodzy........................................       --              --          34,548/ 53,200      $22,639/$3,750

---------------

(1) The number of unexercised options and/or SARs available at fiscal year-end, whether exercisable or unexercisable, includes out-of-the-money options, and the value of unexercised options and/or SARs available at fiscal year-end does not include out-of-the-money options.

SEVERANCE AND INDEMNIFICATION AGREEMENTS; EMPLOYMENT AGREEMENTS; CHANGE IN CONTROL PROVISIONS

     The Company has severance agreements with each of the Named Officers other than Mr. Witkin, whose employment agreement contains severance provisions described below. The severance agreements with Messrs. Zimmerman, Bodzy and Septer were executed in the fall of 1994 and were intended to replace employment agreements executed by each of them in 1988. Mr. Cusano executed a severance agreement in the fall of 1994.

     The severance agreements with Messrs. Zimmerman, Cusano, Bodzy and Septer provide for the payment of compensation in the form of salary continuation to the Named Officer in the amount of two times the officer's maximum annual base salary in effect from the date of execution of the agreement through the date of termination, if the employment of the Named Officer is terminated for any reason other than the officer's death or disability, or "Cause." These agreements also provide for reimbursement of the Named Officer if his employment is terminated for any reason other than for death, disability, or Cause, for a maximum period of two years, for the premiums paid by the Named Officer for continued health care coverage of himself and his family for coverage similar to that provided by the Company to senior executives at the time of termination. Under the terms of these agreements, the employment of the Named Officer is deemed terminated for Cause if he engages in: (i) willful misconduct materially injurious to the Company; (ii) acts of dishonesty or fraud; or (iii) willful violations of obligations not to compete with the Company or disclose confidential information. If the employment of the Named Officer is terminated for death or for Cause, he will be entitled only to his base salary through the date of termination. If employment is terminated by reason of disability, the officer will be entitled only to his base salary through the date of termination and such amounts as he is entitled to receive under the Company's disability insurance policies. The agreements provide that these Named Officers will not engage in various activities competitive with the business of the Company for a period of one year from the date of any termination giving rise to salary continuation payments.

     The Company also has indemnification agreements with each of its directors and Named Officers providing for contractual rights of indemnification to the fullest extent permitted by Tennessee law.

     On November 2, 1994 the Company entered into an employment agreement with Gary M. Witkin to serve as President and Chief Operating Officer and as a director of the Company (the "Employment Agreement"). The Employment Agreement provides for a minimum annual base salary of $700,000 and a minimum cash bonus of 15% of his base salary in 1994, 1995 and 1996. Depending on the Company's performance, Mr. Witkin's total bonus could amount to 60% of his base salary. In years following 1996, Mr. Witkin is not guaranteed a minimum cash bonus, but will be awarded an annual bonus that is contingent upon the Company's performance. Mr. Witkin was also granted, pursuant to the terms of the Employment Agreement, 478,685 shares of restricted stock and non-qualified options to purchase 125,000 shares under the Company's Stock Incentive Plan. The Employment Agreement also entitles Mr. Witkin to a non-accountable expense allowance of $30,000 annually.

     Upon the occurrence of certain triggering events, the Employment Agreement entitles Mr. Witkin to (i) salary continuation in the amount of two times his annual base salary and any unpaid minimum bonus, (ii) reimbursement for a maximum period of two years for premiums paid by Mr. Witkin for continued health care coverage of him and his family for coverage similar to that provided by the Company to senior executives at the time of termination; and (iii) the immediate vesting and lapse of any remaining restrictions on shares of restricted stock held by Mr. Witkin. The triggering events include termination of the Employment Agreement by Mr. Witkin in response to (i) a diminution of his responsibilities by the Company; (ii) an acquisition of the Company or substantially all of the Company's assets if the Company fails to obtain the agreement of the successor to assume the Company's obligations under the Employment Agreement; (iii) a material breach by the Company without cure of the terms of the Employment Agreement; or (iv) the failure of the Board of Directors to elect Mr. Witkin as its Chief Executive Officer within ninety (90) days of the earlier of (a) the resignation, retirement or termination of employment of Raymond Zimmerman as Chief Executive Officer or (b) April 30, 1998. Additional triggering events include termination of the Employment Agreement by the

Company for any reason other than Mr. Witkin's death or disability or "Cause." Under the Employment Agreement, Mr. Witkin's employment can be terminated for Cause if (i) he is convicted or fails to contest prosecution of a felony, (ii) he engages in willful misconduct or dishonesty harmful to the reputation of the Company, (iii) he violates his obligation not to compete with the Company, or
(iv) he breaches the Employment Agreement and fails subsequently to cure the breach. If Mr. Witkin's employment is terminated for Cause or on account of his death or disability, or if he resigns other than in response to a triggering event, he will be entitled only to his earned base salary.

     The Employment Agreement further provides that Mr. Witkin will not engage in various activities competitive with the business of the Company during the period of his employment under the Employment Agreement and for a period of thirteen months following termination thereof. Mr. Witkin is also restricted, during the term of his employment, from disclosing confidential information or making false or damaging statements with respect to the Company.

CHANGE IN CONTROL PROVISIONS UNDER THE COMPANY'S STOCK INCENTIVE PLANS

     Under the Company's Stock Incentive Plan, any stock options and SARs which are not then exercisable will become fully exercisable and vested upon a change in control or a potential change in control. Similarly, a change in control or a potential change in control will result in the lapsing of restrictions applicable to restricted stock and other stock-based awards and such shares and awards being deemed fully vested. Stock options, SARs, limited SARs, restricted stock and other stock-based awards will, in such instances, unless otherwise determined by the Compensation Committee in its sole discretion, be cashed out on the basis of the change in control price as defined in the plan. A change in control occurs if (1) any person becomes a beneficial owner directly or indirectly of 20% or more of the total voting stock of the Company (subject to certain exceptions), (2) as a result of, or in connection with, any cash tender or exchange offer, merger or other business combination or similar transaction less than a majority of the combined voting power of the then outstanding securities of the Company is held in the aggregate by the holders of Company securities entitled to vote generally in the election of directors immediately prior to such transaction, or (3) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors cease for any reason to constitute at least a majority thereof. A potential change in control means (1) approval by the shareholders of an aggregate which, if completed, would constitute a change in control, or (2) the acquisition by a person of 5% or more of the total voting stock of the Company and the adoption by the Board of a resolution that a potential change in control, as defined in the Stock Incentive Plan, has occurred.

     Options and shares of restricted stock granted under the Company's 1991 Directors' Equity Plan become immediately exercisable on the date a change in control is deemed to occur under the Company's Stock Incentive Plan.

PENSION PLAN

     The Company's pension plan (the "Pension Plan"), which is qualified under
Section 401(a) of the Internal Revenue Code of 1986, as amended, includes all employees who have worked a minimum of one thousand (1,000) hours and who are at least twenty-one years of age with one year of qualified service as defined by the Pension Plan. However, an employee's benefits under the Pension Plan do not vest until the employee's fifth year of qualifying service. Directors who are not officers or employees of the Company do not participate in the Pension Plan. In 1989, the Pension Plan was changed to an account balance plan which bases benefits on annual service credits and annual interest credits for each participant. At retirement, the account balance may, at the participant's election, be actuarially converted into a monthly pension.

Participants in the Pension Plan as of January 1, 1989 are provided certain minimum benefits reflecting the provisions of the prior Pension Plan based on compensation received during 1988.

     Annual service credits ranging from 3% to 5% are based on each participant's years of service at the beginning of the current year and applied to total compensation, which includes base wages, salaries and bonuses before deferrals pursuant to the Company's Savings and Investment Plan. Annual interest credits will be based on interest rate indices prescribed in the Pension Plan. The account balances of participants were credited with interest at the annual rate of 6% during 1995.

     The estimated annual benefits payable to Raymond Zimmerman, Gary M. Witkin, Charles Septer, S. Cusano and Glen A. Bodzy under the Pension Plan upon retirement at normal retirement age in life only are approximately $120,000, $19,062, $56,513, $38,420 and $80,899, respectively. These estimates assume vesting and continued compensation at the present amounts (subject to the $150,000 limit as discussed below) until normal or anticipated retirement age and continued crediting of interest at the current rate while disregarding probable future cost-of-living increases to the limit on the amount of compensation that may be taken into account.

     All benefits provided under the Pension Plan are subject to annual limitations as specified under Section 415 of the Internal Revenue Code of 1986, as amended. Benefits were limited to $120,000 during 1995. In addition, compensation considered under the Pension Plan during 1995 and all future years is limited to $150,000, subject to adjustment based on increases in the cost of living.

EXECUTIVE SECURITY PROGRAM (ESP)

     The Company maintains a non-qualified supplemental retirement plan which covers certain management employees hired or promoted to their job level prior to February 28, 1989. The plan provides salary continuation and/or death benefits equal to two times the participant's annual salary at retirement or at age 65 if the former employee participating in the ESP completed 20 years of vesting service prior to termination. Salary continuation benefits are paid from the general assets of the Company. There are approximately 225 active employees covered. Twenty-three retirees currently receive benefits and 14 terminated vested participants are entitled to a future benefit. The Company maintains Corporate Owned Life Insurance (COLI) policies purchased on participants covered by the plan prior to the Tax Reform Act of 1986. The Company continues to maintain COLI policies following termination or retirement of covered employees.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") sets executive officers' salaries, formulates bonuses for the Company's management awarded under the Executive Management Incentive Program and other annual incentive compensation programs, reviews and approves compensation policies and plans for officers and other key employees, reviews and approves salary and other compensation of officers and other key employees, makes recommendations to the Board of Directors with respect to the compensation of directors and administers the Company's stock-based incentive plans. The members of the Committee are all non-employee directors of the Company, although Mr. Poole served as President and Chief Operating Officer of the Company from October 1983 to May 1984. The Committee reviews the Company's executive compensation policies when the financial results of the prior fiscal year become available. The policies are reviewed in light of their overall consistency, in the subjective view of the Committee, with the Company's financial performance, its business plan and its position within the retail industry, as well as the compensation policies of similar companies in the retail business as discussed further below. The compensation of individual executives is then evaluated by the Committee in accordance with its established executive compensation policies. The Committee has adopted a statement of policy concerning compensation of the Company's executive officers. This statement of policy sets forth the following primary objectives:

     - to attract and retain talented executives by providing a compensation program that is competitive with the compensation provided to executives at companies of comparable size and position in the retail business, while maintaining compensation within levels consistent with the Company's business plan, financial objectives and operating performance;

     - to provide appropriate incentives for executives to work toward the achievement of the Company's annual performance targets established in the Company's business plan; and

     - to more closely align the interests of executives with those of shareholders and the long-term interests of the Company by providing long-term incentive compensation in the form of stock options, restricted stock or other equity-based long-term incentive compensation.

     In reviewing the comparability of the Company's overall levels of base executive compensation, the Committee looks to a variety of sources. The Company participates in externally prepared compensation surveys, the most comprehensive of which is the Retail Management Compensation Study prepared by Management Compensation Services ("MCS"), a subsidiary of Hewitt Associates, a nationally recognized management consulting firm. The Retail Management Compensation Study provides data on compensation practices of other retailers with annual revenues of at least $3 billion, by job classification category. In 1995, the Company requested MCS to prepare a specific analysis of participating retail companies which are included in the Composite Index Average shown in the performance graph on page 17. The Company also reviews compensation information disclosed in current proxy statements for all companies included in the Composite Index Average.

     The survey and proxy data is used to obtain an overall perspective on base retail executive compensation. However, the Committee also takes into account other factors which, in its subjective judgment, affect the comparability of this data to the Company. These factors include differences in: the Company's mix of product offerings and levels of sales, the Company's catalog store format versus other selling concepts and markets served, the number of stores and employees, organizational structure levels and comparability of executive responsibility among companies. Analysis of the MCS survey data and the current proxy statements of the companies included in the Composite Index Average indicated that the Company's levels of executive base compensation fell within the mid-range of companies included in the survey data or in the Composite Index Average.

     COMPENSATION OF EXECUTIVE OFFICERS OTHER THAN THE CHIEF EXECUTIVE OFFICER. The Company offers its executive officers base salary, annual incentive compensation and long-term incentive compensation, determined in accordance with the general principles set forth below.

     Base Compensation. In determining annual base compensation adjustments for each executive officer, the Committee predicates its decision on a subjective assessment of the individual executive's performance in light of that executive's job responsibilities. During fiscal 1995, executive officers, below the level of the President and Chief Operating Officer, generally received base compensation increases ranging from 2% to 5% of their base salary, with the exception of one executive whose compensation was increased by approximately 15% to bring his compensation in line with the compensation of executives in similar positions at comparable companies. During fiscal 1995, the Company hired three new senior executive officers, whose base salary and other compensation were determined in negotiations with the individuals prior to their hire and generally reflect market conditions as well as the Company's commitment to assembling a new management team. The salary of the President and Chief Operating Officer is determined under his Employment Agreement, entered into in November 1994.

     Annual Incentive Compensation. In April 1995, the Company's shareholders approved the Company's Executive Management Incentive Program (the "Program"). The Program provides for the payment of annual incentive (bonus) compensation for executive officers determined by achievement of a pre-determined, Company-wide financial target for net income (exclusive of extraordinary items, cumulative effect of changes in accounting principles and other like items), established in the first quarter of each fiscal year in conjunction with the Company's annual business plan. Executive officers receive a bonus based on whether, and to what extent, the Company, as a whole, achieves or exceeds the target. Bonuses are paid to the President and Chief Operating Officer and other officers above the group vice president level (which includes all Named Officers for 1995 other than the Chairman and Chief Executive Officer), based on the following percentages of their base salary during the performance measurement period:

ACHIEVEMENT OF TARGET                   PERCENTAGE BONUS
---------------------     --------------------------------------------
                                                (Officers above Group
                          (President & COO)        Vice President)
  less than 100%                none*                    none
       100%                      20%                     15%
       110%                      25%                     20%
       125%                      35%                     30%
       140%                      50%                     40%
       150%                      60%                     50%

---------------

* Pursuant to his Employment Agreement, Mr. Witkin is entitled to a minimum bonus of 15% of his annual base salary for 1994, 1995 and 1996, which is payable only if Mr. Witkin would not otherwise receive this amount under the Program.

     The percentages upon which officers above the group vice president level could earn bonuses, which previously ranged from 10% to 30% of base salary, were increased in fiscal 1995 based on the determination by the Committee that further incentives were required to attract and retain upper level executive officers and provide incentives to meet new goals with respect to sales, service and efficiency.

     The targeted net income, exclusive of extraordinary items, cumulative effect of changes in accounting principles and other like items, is established by the Committee in its subjective judgment prior to April 1 of each year, taking into consideration the Company's net income for the previous year, the Company's economic and financial forecasts of its prospects for producing net income in the current fiscal year, and the goal of challenging and providing incentives for executive officers to increase net income. Although no single consideration is determinative in establishing the target, the Company's annual budget and economic and financial forecasts constitute the primary foundation upon which the Committee subjectively establishes targets designed to maximize the benefits derived by shareholders. The target is not intended to predict future financial performance; rather, the target is set high enough to provide a challenge to greater achievement on the part of executive officers. The fiscal 1995 target of $77 million in net income, exclusive of extraordinary items, cumulative effect of changes in accounting principles and other like items, was not met; accordingly, no bonus compensation was awarded under the Program.

     Long-Term Incentive Compensation. The Company uses stock options and restricted stock awards as the primary vehicles for long-term incentive compensation. In fiscal 1995, the Named Officers (other than the Chairman and Chief Executive Officer and the President and Chief Operating Officer) were granted options to purchase the number of shares of Common Stock described below:

                                                                              # OF OPTIONS
                                  NAMED OFFICER                                 GRANTED
     -----------------------------------------------------------------------  ------------
     Charles Septer.........................................................     45,000
     S. Cusano..............................................................     55,000
     Glen A. Bodzy..........................................................     20,000

     Options to purchase an aggregate of 1,967,045 shares were granted during 1995 to approximately 800 other employees of the Company, including store and distribution center managers as well as various levels of corporate management. The size of the option grant to each executive officer was determined by the Committee based upon a subjective assessment of such executive officer's performance and his or her respective level in the organization. The Committee does not consider the number of shares beneficially owned by executive officers other than the President and Chief Operating Officer and the Chairman and Chief Executive Officer when making such grants. The exercise price of each option equaled the fair market value of the Common Stock as of the date of grant. The typical vesting period of options granted in fiscal 1995 was shortened from the vesting rate of 20% annually for five years to a vesting rate of 33.33% annually for three years, in an effort to increase incentives for improving Company performance, and to tie the interests of employees closer to those of shareholders. The vesting of options is not contingent upon any performance or other criteria other than continued employment through the vesting dates. All options expire ten years from the date of grant.

     Although the Company's Stock Incentive Plan permits the Committee to grant non-qualified stock options exercisable at less than their fair market value on the date of grant, but not below 50% of such fair market value, the Committee has not done so in recent years and has no current intention of doing so.

     COMPENSATION OF THE CHIEF EXECUTIVE OFFICER. The Committee believes compensation of the Chairman and Chief Executive Officer (the "CEO") should be more closely linked to the performance of the Company's Common Stock than compensation of other executive officers. In accordance with this philosophy, the CEO and the Committee agreed in 1992 that, for a period of five years, (i) the CEO's annual base salary would be frozen at its then current level of $750,000, (ii) he would receive no annual incentive compensation, and (iii) he would be eligible to receive long-term incentive compensation in the form of stock options, restricted stock awards and other equity-based rights to provide value that is largely contingent upon increases in the market value of the Company's Common Stock. Grants of such long-term incentive compensation would be made in amounts which reflect the fact that his base salary has been frozen and he has agreed to forego any annual incentive compensation. The Committee anticipates that such awards of long-term incentive compensation will be considered annually, concurrent with awards to other executive officers, and will generally consist of the same types of rights as awards to other executive officers. Awards will be based in part upon the Committee's judgment that such awards are merited in light of performance in the market price of the Company's Common Stock. The Committee also takes into account the fact that the CEO already beneficially owns 7.2% of the outstanding shares of Common Stock. During fiscal 1995, the CEO did not receive any grants of stock options or other long-term incentive compensation. For fiscal 1995, the CEO received a non-accountable expense allowance of $30,000.

     FEDERAL INCOME TAX DEDUCTIBILITY LIMITATIONS. The Omnibus Budget Reconciliation Act ("OBRA") passed by Congress in 1993 imposes a $1,000,000 limit on the deductibility of certain compensation paid to the CEO and other Named Officers. Compensation paid to these officers in excess of $1,000,000 that is not performance-based cannot be claimed by the Company as a tax deduction.

     The Committee believes it is appropriate to take into account the $1,000,000 limit on the deductibility of executive compensation and to seek, to the greatest extent possible, to qualify executive compensation awards as performance-based compensation excluded from the $1,000,000 limit. Annual cash awards under the Company's Executive Management Incentive Program (other than the minimum cash bonuses payable to the President and Chief Operating Officer in years 1995 and 1996) will qualify for the exemption for performance-based compensation. Stock options and SARs awarded under the Company's Stock Incentive Plan through the present date also qualify as performance-based compensation under OBRA.

     None of the Named Officers received compensation in fiscal 1995 that would exceed the $1,000,000 limit on deductibility under OBRA, except for approximately $288,000 paid to Mr. Witkin as expense reimbursements required under his Employment Agreement. It is anticipated that a portion of Mr. Witkin's compensation in 1996 or thereafter may exceed the $1,000,000 limitation unless it qualifies for the performance-based exemption. Mr. Witkin's annual incentive compensation for 1996, if any is earned, will not be treated as performance-based compensation under OBRA, but his annual incentive compensation for years after 1996 is expected to qualify as performance-based compensation.

     It is the Committee's intention to utilize to the greatest extent possible performance-based compensation, which should minimize the effect of OBRA on the Company. However, the Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to maximize the return to shareholders, and that the loss of a tax deduction may be necessary in some instances to achieve this purpose.

Charles V. Moore, Chairman        James E. Poole          Harold Roitenberg

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James E. Poole, who currently serves on the Compensation Committee of the Board of Directors, served as President of the Company from October 1983 until May 1984. It is anticipated that Mr. Poole will not stand for re-appointment to this Committee after the 1996 Annual Meeting, since he will no longer qualify as an outside director under the phase-in provisions applicable to the performance-based compensation exemption under OBRA.

PERFORMANCE GRAPH

                          TOTAL RETURN TO SHAREHOLDERS

                                   [GRAPH]


                  Service Merchandise Company, Inc.        S&P Midcap 400 Index      Composite Index Average
        1990                  100                                  100                        100
        1991                  219.38                               150.10                     163.01
        1992                  443.83                               167.98                     197.02
        1993                  306.09                               191.41                     191.08
        1994                  145.39                               184.55                     170.84
        1995                  149.22                               241.66                     187.71

     The above graph compares the performance of the Common Stock of Service Merchandise Company, Inc. with that of the S & P Midcap 400 Index and a composite index comprised of three published S & P retail group indices:
Department Stores, General Merchandise Chains and Specialty (the "Composite Index Average"). The three groups include Dayton Hudson Corp., Dillard Department Stores, Federated Department Stores, May Department Stores, Mercantile Stores, Nordstrom, K Mart, J.C. Penney, Sears, Roebuck & Company, Wal-Mart Stores, Woolworth Company, Circuit City Stores, Home Depot, Lowe's, Melville Corp., Pep Boys--Manny, Moe and Jack, Blockbuster, Price/Costco Inc., Tandy Corp. and Toys R Us. Federated Department Stores was added to the Composite Index Average in November 1995 and is included for that year only. In November 1994, Blockbuster was acquired by Viacom, and it was deleted from the Composite Index Average beginning in 1994.

     The comparison of total return on investment (change in year-end stock price plus reinvested dividends) for each of the periods assumes that $100 was invested on January 1, 1990 in each of Service Merchandise Company, Inc. Common Stock, the S & P Midcap 400 Index and the Composite Index Average with investment weighted on the basis of market capitalization.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Company leases two store properties from Raymond Zimmerman and Service Realty Company, Inc., a corporation whose sole shareholder is Raymond Zimmerman. For the fiscal year ended December 31, 1995, Raymond Zimmerman and Service Realty Company, Inc. received an aggregate of $111,000 on account of properties leased to the Company. The rentals that have been or may be paid under these leases are and will be comparable to rentals paid by lessees of similar properties in the same general locations, and the terms of such leases are at least as favorable to the Company as could be obtained from unaffiliated persons.

     In August, 1995, Contel Cellular of Nashville, Inc. ("Contel") entered into a Sublease and Tri-Party Agreement with one of the Company's wholly owned subsidiaries (as sublessor) and Raymond Zimmerman (as primary lessor) relating to Contel's rental of 1,000 square feet of unimproved real property for a one-time lump sum rental of $125,000 which was paid 50% to the subsidiary and 50% to Mr. Zimmerman. The terms of this arrangement are fair to the Company and the rental is comparable to rentals paid by lessees for similar properties in the same general location.

               PROPOSAL NO. 2: APPROVAL OF DELOITTE & TOUCHE LLP
                       AS INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche LLP as independent public accountants of the Company for the 1996 fiscal year, subject to approval by the shareholders. Deloitte & Touche LLP served as the Company's independent public accountants for the fiscal year ended December 31, 1995. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting with the opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions.

     A majority of the votes cast is necessary for approval of this proposal. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY FOR THE 1996 FISCAL YEAR.

                           PROPOSALS OF SHAREHOLDERS

     Shareholders intending to submit proposals for presentation at the next Annual Meeting of Shareholders of the Company and inclusion in the proxy statement and form of proxy for such meeting should forward such proposals to Glen A. Bodzy, Vice President, General Counsel and Secretary, Service Merchandise Company, Inc., P.O. Box 24600, Nashville, Tennessee 37202-4600. Proposals must be in writing and must be received by the Company prior to November 11, 1996. Proposals should be sent to the Company by certified mail, return receipt requested.

                                          By Order of the Board of Directors
                                          GLEN A. BODZY
                                          Secretary

March 11, 1996

     YOUR VOTE IS IMPORTANT! SHAREHOLDERS ARE URGED TO PROMPTLY SIGN, DATE AND MAIL THEIR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. PLEASE ACT TODAY.

                                                                    APPENDIX A

PROXY                   SERVICE MECHANDISE COMPANY, INC.                 PROXY

              PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
    ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON WEDNESDAY APRIL 17, 1996.

  The undersigned hereby appoints Raymond Zimmerman and Glen A. Bodzy, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Service Merchandise Company, Inc. to be held at the Company's offices located at 7100 Service Merchandise Drive, Brentwood, Tennessee, on Wednesday, April 17, 1996, at 10:00 a.m., local time, and any adjournments thereof.

  YOUR SHARES WILL BE VOTED IN ACCORDANCE WITH YOUR INSTRUCTIONS. IF NO CHOICE IS SPECIFIED, SHARES WILL BE VOTED FOR THE CLASS I DIRECTOR NOMINEES IN THE ELECTION OF DIRECTORS; AND FOR THE APPROVAL OF DELOITTE & TOUCHE LLP.







                          (continue on reverse side)


                      SERVICE MERCHANDISE COMPANY, INC.
    PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

[                                                                                                                               ]
                                                                Withhold
1.  PROPOSAL 1: ELECTION OF TWO                                 Authority        3.  In their discretion, on such other matters as
    CLASS I DIRECTORS:                          For   Against   (Abstain)            may properly come before the meeting.
    Election of Richard P. Crane, Jr.           [ ]     [ ]        [ ]

                                                                Withhold
                                                                Authority
                                                For   Against   (Abstain)
    Election of Charles V. Moore                [ ]     [ ]        [ ]
                                                                                     PLEASE SIGN HERE AND RETURN PROMPTLY
                                                For   Against   Abstain
2.  PROPOSAL 2:  APPROVAL OF DELOITTE &         [ ]     [ ]        [ ]
    TOUCHE LLP AS INDEPENDENT PUBLIC                                                 --------------------------------------------
    ACCOUNTANTS                                                                                       SIGNATURE

                                                                                     --------------------------------------------
                                                                                             SIGNATURE (If held jointly)

                                                                                     Date:                            1996
                                                                                           ---------------------------
                                                                                     Please sign exactly as your name appears at
                                                                                     left.  If registered in the names of two or
                                                                                     more persons, each should sign.  Executors,
                                                                                     administrators, trustees, guardians,
                                                                                     attorneys, and corporate officers should
                                                                                     print their full names and titles.